Exhibit 99.1

                   HOME FEDERAL BANCORP APPOINTS NEW DIRECTOR

    COLUMBUS, Ind., Oct. 30 /PRNewswire-FirstCall/ -- Home Federal Bancorp (Nasdaq: HOMF) announces the appointment of William J. Blaser, CPA, to the Board of Directors of Home Federal Bancorp and its subsidiary, HomeFederal Bank. Mr. Blaser will serve as the board's financial expert and will be a member of the board's audit committee. Mr. Blaser fills a board vacancy created by the resignation of one of the corporation's directors in 2004.

    Currently, Mr. Blaser is Managing Principal and President of L.M. Henderson and Company, LLP, located in Indianapolis, Indiana. Mr. Blaser earned his Bachelor of Science degree in business administration with a major in accounting from Butler University in 1972. He is licensed by the State of Indiana as a Certified Public Accountant. For over 30 years, Mr. Blaser has consulted with individual physicians, medical practices and small businesses. He is a member of both the American Institute of Certified Public Accountants and the Indiana CPA Society. He currently serves on the board of directors of Sheltering Wings for Women and the Indianapolis Day Nursery Foundation. He previously served as treasurer for the Indianapolis Christmas Committee and as a finance committee member for the Country Club of Indianapolis. He is a member of the Traders Point Christian Church. Mr. Blaser and his wife, Ann, have a daughter and son.

    "We are pleased to have Bill Blaser as a new member of our Board of Directors. Bill's professional skills and financial expertise add exceptional knowledge to our board. His involvement within the Indianapolis community will allow us to enhance our expansion efforts in that community," commented John K. Keach, Jr., Chairman and Chief Executive Officer.

    Home Federal Bancorp is a financial holding company with HomeFederal Bank as its sole subsidiary. HomeFederal Bank, an FDIC insured state chartered bank founded in 1908, offers a wide range of consumer and commercial services through 19 full service offices and one loan production office in southeastern and central Indiana.

SOURCE  Home Federal Bancorp
    -0-                             10/30/2006
    /CONTACT: John K. Keach, Jr., Chairman and Chief Executive Officer of Home Federal Bancorp, +1-812-373-7816/
    /Web site:  http://www.homf.com /
    (HOMF)